Exhibit 99.1

Ingevity Corporation 4920 O'Hear Avenue Suite 400 North Charleston, SC 29406 USA www.ingevity.com

News	Contact: Caroline Monahan 843-740-2068 media@ingevity.com

Investors: John Nypaver 843-740-2002 investors@ingevity.com
Ingevity reports third quarter 2022 financial results
HIGHLIGHTS: (comparisons versus prior year period)
•Company delivered record sales of $482.0 million, up 27.9%
•Net income of $75.4 million and diluted earnings per share (EPS) of $1.98; adjusted earnings of $79.4 million and record diluted adjusted EPS of $2.09
•Record adjusted EBITDA of $138.2 million, up 15.6% and adjusted EBITDA margin of 28.7%
•Operating cash flow of $100.1 million and free cash flow of $64.0 million
•Share repurchases were $49.3 million for the quarter and $139.2 million year to date
•Completed the acquisition of Ozark Materials on October 3rd
•Company raises full year 2022 sales guidance to between $1.65 billion and $1.70 billion and adjusted EBITDA to between $460 million and $475 million

The results and guidance in this release include non-GAAP financial measures. Refer to the section entitled “Use of non-GAAP financial measures” within this release.
NORTH CHARLESTON, S.C., November 2, 2022 – Ingevity Corporation (NYSE: NGVT) today reported its financial results for the third quarter 2022.
Record net sales of $482.0 million in the third quarter rose 27.9% versus the prior year quarter, reflecting strong demand and increased prices which offset higher input costs. Third quarter net income was $75.4 million compared to a loss of $4.2 million the prior year quarter, which included an $85.0 million pre-tax litigation expense.
Diluted earnings per share (EPS) in the current quarter was $1.98 compared to diluted loss per share of $0.11 in the prior year quarter. Adjusted earnings of $79.4 million increased 23.3% versus the prior year quarter and diluted adjusted EPS was a record $2.09, which excludes $0.11 of certain items, net of tax, primarily costs related to restructuring and other charges, net recognized during the quarter. This compares to diluted adjusted EPS of $1.62 in the prior year quarter.
Third quarter adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) of $138.2 million was a record, up 15.6% versus prior year with adjusted EBITDA margin of 28.7%. Third quarter operating cash flow was $100.1 million and free cash flow was $64.0 million.
“Our team delivered record sales and adjusted EBITDA in the third quarter, as we saw strong demand across all the businesses, and we maintained the price discipline necessary to address inflation. We generated $64.0 million of free cash flow, allowing us to continue returning cash to shareholders as we repurchased $49.3 million of shares during the quarter,” said John Fortson, president and CEO. Commenting on the business segments, Fortson said “In Performance Chemicals, all three businesses posted record sales, as demand was strong for our high-value, derivatized products that deliver the unique performance characteristics required by our customers. In Performance Materials, increased global auto production drove sales up 22.7% compared to the prior year.”
Performance Chemicals
Sales in the Performance Chemicals segment were a record $337.1 million, up 30.3% from prior year.
Industrial Specialties and Pavement Technologies both had record quarters with sales up 35.2% and 20.6%, respectively, versus the prior year quarter. Industrial Specialties growth was driven by continued strength in the oilfield, adhesives, and agricultural chemicals markets, while Pavement Technologies growth was driven primarily by higher volume as a result of increased technology adoption and a strong paving season. Engineered Polymers sales were also a record, rising 31.4% driven by higher prices which offset elevated energy and raw material costs. Volumes improved primarily in strategic growth markets such as automotive, where customers are increasingly using Engineered Polymers’ caprolactone products in paint protection films and specialty materials for electrical vehicle batteries, and footwear & apparel.
“Sales across our Performance Chemicals segment produced another record quarter,” said Fortson. “We saw better than 20% growth in all three businesses as we continue to shift the mix to high performance, derivatized products that bring greater value to our customers. In addition, we closed on the purchase of Ozark Materials in early October. Ozark will be reported in our Pavement Technologies business and we are excited about the opportunities to expand our presence in the road construction end market.”
Third quarter segment EBITDA was a record $77.0 million, up 22.0% versus the prior year quarter. Segment EBITDA margin was 22.8%, down from 24.4% compared to last year, primarily due to investment in growth initiatives and increased labor-related costs.
Performance Materials
Third quarter sales in Performance Materials were $144.9 million, up 22.7% compared to the prior year quarter. Segment EBITDA of $61.2 million was up 8.5% versus the prior year period. Segment EBITDA margin was 42.2% versus 47.8% as increased input costs outpaced prices during the quarter.
“In the third quarter, improved auto component supplies in all regions and China government automotive incentives drove stronger global auto production resulting in higher sales of our activated carbon products to the automotive sector, and we continued to experience high demand for our carbon in non-automotive applications, allowing us to increase prices,” said Fortson. “Margins in Performance Materials were lower compared to the prior year due to significant increases in input costs such as a key raw material that increased over 60% during the year and began impacting margins noticeably in Q3. In contrast to the process purification markets, pricing for the auto market is typically set annually, early in the year.”
Liquidity/Other
The closing of Ozark Materials on October 3rd was funded using a combination of revolver borrowings and cash on hand, which will be reflected in Q4. Share repurchases for the quarter were $49.3 million and $139.2 million year to date, and $450.7 million remains available under the July 2022 $500 million Board authorization.
Full-Year 2022 Guidance
“As we approach the end of the year, we expect to deliver strong full year performance and are therefore raising our 2022 guidance to sales between $1.65 billion and $1.70 billion, and adjusted EBITDA between $460 million and $475 million,” said Fortson.

Ingevity: Purify, Protect and Enhance
Ingevity provides products and technologies that purify, protect and enhance the world around us. Through a team of talented and experienced people, we develop, manufacture and bring to market solutions that help customers solve complex problems and make the world more sustainable. We operate in two reporting segments: Performance Chemicals, which includes specialty chemicals and engineered polymers, and Performance Materials, which includes high-performance activated carbon. These products are used in a variety of demanding applications, including adhesives, agrochemicals, asphalt paving, bioplastics, coatings, elastomers, lubricants, pavement markings, publication inks, oil exploration and production and automotive components that reduce gasoline vapor emissions. Headquartered in North Charleston, South Carolina, Ingevity operates from 31 locations around the world and employs approximately 2,050 people. The company’s common stock is traded on the New York Stock Exchange (NYSE:NGVT). For more information visit www.ingevity.com.
Additional Information
The company will host a live webcast on Thursday, November 3, 2022, at 10:00 a.m. (Eastern) to discuss third quarter 2022 fiscal results. The webcast can be accessed on the investors section of Ingevity’s website. You may also listen to the conference call by dialing 844-200-6205 (inside the U.S.) or 929-526-1599 (outside the U.S.) and entering access code 110669.
Information on how to access the webcast and conference call, along with a slide deck containing other relevant financial and statistical information, will be posted to Ingevity’s investor site prior to the call. A replay will be available beginning at approximately 2:00 p.m. (Eastern) on November 3, 2022, through November 3, 2023.
Use of non-GAAP financial measures: This press release includes certain non‐GAAP financial measures intended to supplement, not substitute for, comparable GAAP measures. Reconciliations of non‐GAAP financial measures to GAAP financial measures are provided within the Appendix to this presentation. Investors are urged to consider carefully the comparable GAAP measures and the reconciliations to those measures provided. The company does not attempt to provide reconciliations of forward-looking non-GAAP guidance to the comparable GAAP measure because the impact and timing of the factors underlying the guidance assumptions are inherently uncertain and difficult to predict and are unavailable without unreasonable efforts. In addition, Ingevity believes such reconciliations would imply a degree of certainty that could be confusing to investors.
Forward-looking statements:
This press release contains “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements generally include the words “will,” “plans,” “intends,” “targets,” “expects,” “outlook,” “believes,” “anticipates” or similar expressions. Forward-looking statements may include, without limitation, the potential benefits of any acquisition or investment transaction, the anticipated timing of the closing of any announced acquisition, expected financial positions, guidance, results of operations and cash flows; financing plans; business strategies and expectations; operating plans; impact of COVID-19; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost-reduction initiatives, plans and objectives; litigation related strategies and outcomes; markets for securities and expected future repurchases of shares, including statements about the manner, amount and timing of repurchases. Actual results could differ materially from the views expressed. Factors that could cause actual results to materially differ from those contained in the forward-looking statements, or that could cause other forward-looking statements to prove incorrect, include, without limitation, adverse effects from the COVID-19 pandemic; adverse effects from general global economic, geopolitical and financial conditions beyond our control, including inflation and war in Ukraine; risks related to our international sales and operations; adverse conditions in the automotive market; competition from substitute products, new technologies and new or emerging competitors; worldwide air quality standards; a decrease in government infrastructure spending; adverse conditions in cyclical end markets; the limited supply of or lack of access to sufficient crude tall oil and other raw materials; integration of future acquisitions; the provision of services by third parties at several facilities; supply chain disruptions; natural disasters and extreme weather events; or other unanticipated problems such as labor difficulties (including work stoppages), equipment failure or unscheduled maintenance and repair; attracting and retaining key personnel; dependence on certain large customers; legal actions associated with our intellectual property rights; protection of our intellectual property and other proprietary information; information technology security breaches and other disruptions; complications with designing or implementing our new enterprise resource planning system; government policies and regulations, including, but not limited to, those affecting the environment, climate change, tax policies, tariffs and the chemicals industry; and losses due to lawsuits arising out of environmental damage or personal injuries associated with chemical or other manufacturing processes, and the other factors detailed from time to time in the reports we file with the SEC, including those described in Part I, Item 1A. Risk Factors in our 2021 Annual Report on Form 10-K as well as in our other filings with the SEC. These forward-looking statements speak only to management’s beliefs as of the date of this press release. Ingevity assumes no obligation to provide any revisions to, or update, any projections and forward-looking statements contained in this press release.

INGEVITY CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
In millions, except per share data	2022	2021	2022	2021
Net sales	$482.0	$376.8	$1,284.7	$1,055.5
Cost of sales	305.7	235.0	820.0	647.7
Gross profit	176.3	141.8	464.7	407.8
Selling, general and administrative expenses	54.2	43.5	142.9	131.0
Research and technical expenses	7.6	6.8	23.1	19.3
Restructuring and other (income) charges, net	3.3	4.1	10.6	12.3
Acquisition-related costs	1.9	0.2	1.9	0.9
Other (income) expense, net	2.0	84.6	(1.0)	81.6
Interest expense, net	11.5	11.6	37.3	36.2
Income (loss) before income taxes	95.8	(9.0)	249.9	126.5
Provision (benefit) for income taxes	20.4	(4.8)	53.9	37.7
Net income (loss)	$75.4	$(4.2)	$196.0	$88.8

Per share data
Basic earnings (loss) per share	$1.99	$(0.11)	$5.10	$2.22
Diluted earnings (loss) per share	1.98	(0.11)	5.06	2.21
Weighted average shares outstanding
Basic	37.8	39.5	38.5	40.0
Diluted	38.1	39.5	38.7	40.2

Financial Schedules - Page 1

INGEVITY CORPORATION
Segment Operating Results (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
In millions	2022	2021	2022	2021
Net sales
Performance Materials	$144.9	$118.1	$415.7	$384.8
Performance Chemicals	$337.1	$258.7	$869.0	$670.7
Pavement Technologies product line	88.3	73.2	194.0	162.4
Industrial Specialties product line	179.3	132.6	489.9	364.7
Engineered Polymers product line	69.5	52.9	185.1	143.6
Total net sales	$482.0	$376.8	$1,284.7	$1,055.5

Segment EBITDA (1)
Performance Materials	$61.2	$56.4	$194.7	$191.4
Performance Chemicals	77.0	63.1	183.6	151.2
Total segment EBITDA (1)	$138.2	$119.5	$378.3	$342.6
Interest expense, net	(11.5)	(11.6)	(37.3)	(36.2)
(Provision) benefit for income taxes	(20.4)	4.8	(53.9)	(37.7)
Depreciation and amortization - Performance Materials	(8.9)	(8.9)	(26.7)	(26.9)
Depreciation and amortization - Performance Chemicals	(16.8)	(18.7)	(51.9)	(54.8)
Restructuring and other income (charges), net (2)	(3.3)	(4.1)	(10.6)	(12.3)
Acquisition and other-related costs (3)	(1.9)	(0.2)	(1.9)	(0.9)
Litigation verdict charge (4)	—	(85.0)	—	(85.0)
Net income (loss)	$75.4	$(4.2)	$196.0	$88.8
_______________
(1) Segment EBITDA is the primary measure used by our chief operating decision maker to evaluate the performance of and allocate resources among our operating segments. Segment EBITDA is defined as segment revenue less segment operating expenses (segment operating expenses consist of costs of sales, selling, general and administrative expenses, research and technical expenses, other (income) expense, net, excluding depreciation and amortization). We have excluded the following items from segment EBITDA: interest expense, net, associated with corporate debt facilities, income taxes, depreciation, amortization, restructuring and other (income) charges, net, acquisition and other related costs, litigation verdict charges, pension and postretirement settlement and curtailment (income) charges, net.
(2) For the three and nine months ended September 30, 2022 charges of $1.1 million and $3.7 million relate to the Performance Materials segment and charges of $2.2 million and $6.9 million relate to the Performance Chemicals segment. For the three and nine months ended September 30, 2021, charges of $1.1 million and $4.5 million relate to the Performance Materials segment and charges of $3.0 million and $7.8 million relate to the Performance Chemicals segment.
(3) For the three and nine months ended September 30, 2022, all acquisition costs relate to the integration of the Ozark Materials business into our Performance Chemicals segment. For the three and nine months ended September 30, 2021, charges of zero and $0.2 million relate to the acquisition of a strategic investment in the Performance Materials segment and charges of $0.2 million and $0.7 million relate to the integration of the Perstorp Capa business into our Performance Chemicals segment, respectively.
(4) For the three and nine months ended September 30, 2021, litigation verdict charge relates to the Performance Materials segment.

Financial Schedules - Page 2

INGEVITY CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)

In millions	September 30, 2022	December 31, 2021
Assets
Cash and cash equivalents	$72.3	$275.4
Accounts receivable, net	248.4	161.7
Inventories, net	281.8	241.2
Prepaid and other current assets	42.6	46.6
Current assets	645.1	724.9
Property, plant and equipment, net	720.7	719.7
Goodwill	387.6	442.0
Other intangibles, net	272.2	337.6
Restricted investment	77.5	76.1
Other assets	232.3	168.7
Total Assets	$2,335.4	$2,469.0

Liabilities
Accounts payable	$164.6	$125.8
Accrued expenses	56.9	51.7
Other current liabilities	68.8	91.4
Current liabilities	290.3	268.9
Long-term debt including finance lease obligations	1,153.2	1,250.0
Deferred income taxes	106.6	114.6
Other liabilities	151.4	161.7
Total Liabilities	1,701.5	1,795.2
Equity	633.9	673.8
Total Liabilities and Equity	$2,335.4	$2,469.0

Financial Schedules - Page 3

INGEVITY CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
In millions	2022	2021	2022	2021
Cash provided by (used in) operating activities:
Net income (loss)	$75.4	$(4.2)	$196.0	$88.8
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	25.7	27.6	78.6	81.7
Other non-cash items	11.9	(5.8)	48.3	29.2
Changes in operating assets and liabilities, net of effect of acquisitions:
Changes in other operating assets and liabilities, net	(12.9)	82.5	(108.0)	17.3
Net cash provided by (used in) operating activities	$100.1	$100.1	$214.9	$217.0
Cash provided by (used in) investing activities:
Capital expenditures	$(36.1)	$(25.5)	$(93.3)	$(66.4)
Strategic investments	(60.8)	—	(62.8)	(16.5)
Net investment hedge settlement	14.7	—	14.7	—
Other investing activities, net	(3.9)	(0.7)	(3.3)	(0.5)
Net cash provided by (used in) investing activities	$(86.1)	$(26.2)	$(144.7)	$(83.4)
Cash provided by (used in) financing activities:
Proceeds from revolving credit facility	$—	$—	$788.0	$—
Payments on revolving credit facility	(23.0)	—	(279.0)	—
Payments on long-term borrowings	—	(4.7)	(628.1)	(18.8)
Debt issuance costs	—	—	(3.0)	—
Debt repayment costs	—	—	(3.8)	—
Financing lease obligations, net	—	(0.2)	(0.4)	(0.6)
Borrowings (repayments) of notes payable and other short-term borrowings, net	—	—	—	(1.9)
Tax payments related to withholdings on vested equity awards	(0.2)	(0.1)	(2.2)	(2.4)
Proceeds and withholdings from share-based compensation plans, net	0.9	0.5	2.8	3.7
Repurchases of common stock under publicly announced plan	(49.3)	(32.2)	(139.2)	(100.3)
Net cash provided by (used in) financing activities	$(71.6)	$(36.7)	$(264.9)	$(120.3)
Increase (decrease) in cash, cash equivalents, and restricted cash	(57.6)	37.2	(194.7)	13.3
Effect of exchange rate changes on cash	(1.4)	(1.2)	(8.6)	(1.8)
Change in cash, cash equivalents, and restricted cash(1)	(59.0)	36.0	(203.3)	11.5
Cash, cash equivalents, and restricted cash at beginning of period	131.8	233.9	276.1	258.4
Cash, cash equivalents, and restricted cash at end of period (1)	$72.8	$269.9	$72.8	$269.9

(1) Includes restricted cash of $0.5 million and $0.5 million and cash and cash equivalents of $72.3 million and $269.4 million at September 30, 2022 and 2021, respectively. Restricted cash is included within "Prepaid and other current assets" within the condensed consolidated balance sheets.

Supplemental cash flow information:
Cash paid for interest, net of capitalized interest	$7.2	$11.4	$35.9	$35.5
Cash paid for income taxes, net of refunds	15.7	16.2	42.6	43.2
Purchases of property, plant and equipment in accounts payable	(0.9)	2.8	5.1	5.9
Leased assets obtained in exchange for new operating lease liabilities	1.5	7.3	9.2	14.7

Financial Schedules - Page 4

Ingevity Corporation
Non-GAAP Financial Measures
Ingevity has presented certain financial measures, defined below, which have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and has provided a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP on the following pages. These financial measures are not meant to be considered in isolation or as a substitute for the most directly comparable financial measure calculated in accordance with GAAP. Investors should consider the limitations associated with these non-GAAP measures, including the potential lack of comparability of these measures from one company to another.
We believe these non-GAAP financial measures provide management as well as investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because such measures, when viewed together with our financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our historical financial performance and projected future results.
Ingevity uses the following non-GAAP measures:
Adjusted earnings (loss) is defined as net income (loss) plus restructuring and other (income) charges, net, acquisition and other-related costs, debt refinancing fees, litigation verdict charges, pension and postretirement settlement and curtailment (income) charges and the income tax expense (benefit) on those items, less the provision (benefit) from certain discrete tax items.
Diluted adjusted earnings (loss) per share is defined as net income (loss) per diluted share plus restructuring and other (income) charges, net, acquisition and other related costs, debt refinancing fees, litigation verdict charges, pension and postretirement settlement and curtailment (income) charges and the income tax expense (benefit) on those items, less the tax provision (benefit) from certain discrete tax items, in each case on a per share basis.
Adjusted EBITDA is defined as net income (loss) plus interest expense, net, provision (benefit) for income taxes, depreciation, amortization, restructuring and other (income) charges, net, acquisition and other-related costs, litigation verdict charges, pension and postretirement settlement and curtailment (income) charges, net.
Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Net sales.
Free Cash Flow is defined as net cash provided by operating activities less capital expenditures.
Net Debt is defined as the sum of notes payable, short-term debt, current maturities of long-term debt and long-term debt less the sum of cash and cash equivalents, restricted cash associated with our New Market Tax Credit financing arrangement, and restricted investment.
Net Debt Ratio is defined as Net Debt divided by last twelve months Adjusted EBITDA, inclusive of acquisition-related pro forma adjustments.
Ingevity also uses the above financial measures as the primary measures of profitability used by managers of the business. In addition, Ingevity believes Adjusted EBITDA and Adjusted EBITDA Margin are useful measures because they exclude the effects of financing and investment activities as well as non-operating activities.
GAAP Reconciliation of 2022 Adjusted EBITDA Guidance
A reconciliation of net income to adjusted EBITDA as projected for 2022 is not provided. Ingevity does not forecast net income as it cannot, without unreasonable effort, estimate or predict with certainty various components of net income. These components, net of tax, include further restructuring and other income (charges), net; additional acquisition and other-related costs; litigation verdict charges; debt refinancing fees; additional pension and postretirement settlement and curtailment (income) charges; and revisions due to legislative tax rate changes. Additionally, discrete tax items could drive variability in our projected effective tax rate. All of these components could significantly impact such financial measures. Further, in the future, other items with similar characteristics to those currently included in adjusted EBITDA, that have a similar impact on comparability of periods, and which are not known at this time, may exist and impact adjusted EBITDA.
Financial Schedules - Page 5

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) (GAAP) and Diluted Earnings (Loss) Per Share (GAAP) to Adjusted Earnings (Loss) (Non-GAAP) and Diluted Adjusted Earnings (Loss) Per Share (Non-GAAP)

	Three Months Ended September 30,		Nine Months Ended September 30,
In millions, except per share data (unaudited)	2022	2021	2022	2021
Net income (loss) (GAAP)	$75.4	$(4.2)	$196.0	$88.8
Restructuring and other (income) charges, net	3.3	4.1	10.6	12.3
Acquisition and other-related costs	1.9	0.2	1.9	0.9
Debt refinancing fees (1)	—	—	5.1	—
Litigation verdict charge	—	85.0	—	85.0
Tax effect on items above	(1.2)	(20.7)	(4.1)	(22.7)
Certain discrete tax provision (benefit) (2)	—	—	0.4	14.3
Adjusted earnings (loss) (Non-GAAP)	$79.4	$64.4	$209.9	$178.6

Diluted earnings (loss) per common share (GAAP)	$1.98	$(0.11)	$5.06	$2.21
Restructuring and other (income) charges, net	0.09	0.10	0.27	0.30
Acquisition and other-related costs	0.05	0.01	0.05	0.02
Debt refinancing fees	—	—	0.13	—
Litigation verdict charge	—	2.14	—	2.11
Tax effect on items above	(0.03)	(0.52)	(0.10)	(0.56)
Certain discrete tax provision (benefit)	—	—	0.01	0.36
Diluted adjusted earnings (loss) per share (Non-GAAP)	$2.09	$1.62	$5.42	$4.44
Weighted average common shares outstanding - Diluted (3)	38.1	39.8	38.7	40.2
_______________
(1) Represents the acceleration of deferred financing fees, debt extinguishment premium paid and other fees incurred related to our senior note redemption, term loan repayment, revolving credit facility amendment, and termination of certain interest rate swaps during the second quarter of 2022. Management believes excluding these items assists investors, potential investors, securities analysts, and others in understanding the continuing operating results thereby providing useful supplemental information about operational performance.
(2) Represents certain discrete tax items such as excess tax benefits on stock compensation and impacts of legislative tax rate changes. Management believes excluding these discrete tax items assists investors, potential investors, securities analysts, and others in understanding the tax provision and the effective tax rate related to continuing operating results thereby providing useful supplemental information about operational performance.
(3) For the three months ended September 30, 2021, all potentially dilutive common shares were included in the calculation of diluted earnings (loss) per share as we had adjusted earnings for the period.
Financial Schedules - Page 6

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) (GAAP) to Adjusted EBITDA (Non-GAAP)

	Three Months Ended September 30,		Nine Months Ended September 30,
In millions, except percentages (unaudited)	2022	2021	2022	2021
Net income (loss) (GAAP)	$75.4	$(4.2)	$196.0	$88.8
Provision (benefit) for income taxes	20.4	(4.8)	53.9	37.7
Interest expense, net	11.5	11.6	37.3	36.2
Depreciation and amortization	25.7	27.6	78.6	81.7
Restructuring and other (income) charges, net	3.3	4.1	10.6	12.3
Acquisition and other-related costs	1.9	0.2	1.9	0.9
Litigation verdict charge	—	85.0	—	85.0
Adjusted EBITDA (Non-GAAP)	$138.2	$119.5	$378.3	$342.6
Net sales	$482.0	$376.8	$1,284.7	$1,055.5
Net income (loss) margin	15.6%	(1.1)%	15.3%	8.4%
Adjusted EBITDA margin	28.7%	31.7%	29.4%	32.5%

Financial Schedules - Page 7

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Calculation of Free Cash Flow (Non-GAAP)

	Three Months Ended September 30,		Nine Months Ended September 30,
In millions (unaudited)	2022	2021	2022	2021
Cash Flow from Operations	$100.1	$100.1	$214.9	$217.0
Less: Capital Expenditures	36.1	25.5	93.3	66.4
Free Cash Flow	$64.0	$74.6	$121.6	$150.6

Financial Schedules - Page 8

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Calculation of Net Debt Ratio (Non-GAAP)

In millions, except ratios (unaudited)	September 30, 2022
Notes payable and current maturities of long-term debt	$0.9
Long-term debt including finance lease obligations	1,153.2
Debt issuance costs	6.7
Total Debt	1,160.8
Less:
Cash and cash equivalents (1)	72.6
Restricted investment	77.5
Net Debt	$1,010.7

Net Debt Ratio (Non GAAP)
Adjusted EBITDA (2)
Twelve months ended December 31, 2021	$422.2
Nine months ended September 30, 2021	(342.6)
Nine months ended September 30, 2022	378.3
Adjusted EBITDA - last twelve months (LTM) as of June 30, 2022	$457.9

Net debt ratio (Non GAAP)	2.2x
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(1) Includes $0.3 million of Restricted Cash related to the New Market Tax Credit arrangement as described in our 2020 Form 10-K.
(2) Refer to the Reconciliation of Net Income (GAAP) to Adjusted EBITDA (Non-GAAP) schedule for the reconciliation to the most comparable GAAP financial measure.

Financial Schedules - Page 9